Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

Tivic Health Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid
Fees previously paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(c)	602,245(1)	$4.07	$2,451,137.15		$375.27	(3)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$375.27
	Total Fees Previously Paid							$375.27
	Total Fees Offsets							-
	Net Fee Due							$0.00

(1)	Represents the shares of common stock, par value $0.0001 per share (“Common Stock”), of Tivic Health Systems, Inc. (the “Registrant”) that may be offered for resale by the selling stockholder pursuant to the prospectus contained in the Registration Statement on Form S-1, as amended (the “Registration Statement”), to which this exhibit is attached. The Registration Statement registers up to an aggregate of 602,245, consisting of (i) up to 540,958 shares of Common Stock issuable upon conversion of shares of Series B Non-Voting Convertible Preferred Stock (“Series B Preferred”) of the Registrant issued to the selling stockholder on June 25, 2025 pursuant to that Securities Purchase Agreement entered into by and between the Registrant and the selling stockholder on April 29, 2025 (the “Purchase Agreement”); and (ii) up to 61,287 shares of Common Stock issuable to the selling stockholder upon exercise of warrants to purchase Common Stock issued together with the shares of Series B Preferred to the selling stockholder on June 25, 2025 pursuant to the Purchase Agreement. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock, as reported on the Nasdaq Capital Market on July 18, 2025, a date within five business days prior to the filing of the Registration Statement.

(3)	A registration fee of $5,206.77 was previously paid by the Registrant in connection with the initial filing of the Registration Statement, as filed with the Securities and Exchange Commission on June 6, 2025, which provided for the registration of 8,438,949 shares of Common Stock. The number of shares of Common Stock being registered pursuant to the Registration Statement is being decreased, by amendment, to 602,245 shares.